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Filed Pursuant to Rule 424(b)(5)
Commission File No. 333-131426

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 1, 2006)

7,000,000 Shares

Common Stock

        We are offering 7,000,000 shares of our common stock. Our common stock is quoted on the American Stock Exchange under the symbol "KFX." The last reported sale price of our common stock on the American Stock Exchange on February 2, 2006 was $19.10 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4.

	Per Share	Total

Public Offering Price	$18.75	$131,250,000

Underwriting Discounts and Commissions	$0.75	$5,250,000

Proceeds to Us, Before Expenses	$18.00	$126,000,000

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock to cover over-allotments.

        The underwriters expect to deliver the shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on February 8, 2006.

Jefferies
 Sole Book-Running Manager

Hibernia Southcoast Capital	Johnson Rice & Company, L.L.C.

The date of this prospectus supplement is February 3, 2006.

CALCULATION OF REGISTRATION FEE

Title of Each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)

Common Stock, par value $.001 per share	8,050,000	$18.75	$150,937,500	$16,150.31

(1)
This fee should be offset by $12,588.02 previously paid with the filing of the preliminary prospectus supplement on February 1, 2006 pursuant to Rule 457(c).

Prospectus Supplement
Cautionary Statement about Forward-Looking Statements
Prospectus Supplement Summary
Risk Factors
Use of Proceeds
Capitalization
Price Range of Common Stock
Dividend Policy
Underwriting
Legal Matters
Experts
Available Information
Incorporation of Certain Documents by Reference
Prospectus
Cautionary Statement about Forward-Looking Statements
About this Prospectus
Available Information
Incorporation of Certain Documents by Reference
About KFx Inc.
Use of Proceeds
Risk Factors
Description of Capital Stock
Legal Matters
Experts

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

        We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus supplement and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

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  general economic and industry conditions;

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  our history of losses, deficits and negative operating cash flows;

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  our substantial capital requirements and dependence on the sale of our equity securities to provide capital to fund our operations;

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  our limited operating history;

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  technical and operational problems at K-Fuel facilities;

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  uncertain market for our K-Fuel products;

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  industry competition;

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  environmental and government regulation;

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  protection and defense of our intellectual property rights;

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  reliance on, and the ability to attract, key personnel;

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  inability to implement our acquisition strategy; and

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  other factors including those discussed in "Risk Factors" in this prospectus supplement and our incorporated documents.

        You should keep in mind that any forward-looking statement made by us in this prospectus supplement or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus supplement after the date of this prospectus supplement, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus supplement or elsewhere might not occur.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors, management's discussion and analysis of financial condition and results of operations, and our consolidated financial statements and the notes to those statements included in our incorporated documents. Unless we state otherwise or the context indicates otherwise, references to "KFx," "we," "us" and "our" in this prospectus supplement and the accompanying prospectus refer to KFx Inc. and its subsidiaries. We refer to British Thermal Units as "Btus."

The Company

        KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-Fuel process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-Fuel process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

        Throughout the United States and internationally, there are abundant reserves of high moisture, low-Btu coals with heat values of less than 9,000 Btus. However, many coal-fired power generating facilities burn coal that is 11,000 Btus or greater. The K-Fuel process applies heat and pressure to coal with a high water percentage to reduce moisture from approximately 30% in the low-Btu coal to 8% to 12% in the K-Fuel. As a result, the heat value is boosted by 30% to 40%, resulting in its availability for economical use in power generating facilities. Further, the K-Fuel process removes a significant amount of impurities from the low-Btu coal allowing for the power generating industry to comply with increasingly stringent air emission standards and environmental regulations.

        We have substantially completed the construction of our 750,000-ton per year K-Fuel plant and mine project in Wyoming's Powder River Basin, which is our first commercial plant implementing the K-Fuel process. In December 2005, we completed our first two production runs using feedstock coal with less than 8,000 Btus at the 750,000-ton plant. The initial production runs resulted in coal that is approximately 11,000 Btus, with a moisture content of between 8% and 12%, meeting our desired specifications for K-Fuel product. Further, the initial product showed a reduction in mercury of approximately 70% from the feedstock coal.

        KFx Inc., formed in 1984, is a Delaware corporation and our principal executive offices are located at 55 Madison Street, Suite 500, Denver, Colorado 80206, and our telephone number is (303) 293-2992.

Business Strategy

        The principal elements of our business strategy are to construct additional K-Fuel plant facilities, increase production of K-Fuel product, and generate earnings and cash flows. We plan to focus on the following:

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  Expand Production through the Construction of K-Fuel Facilities. We intend to construct K-Fuel facilities at coal mine sites to process abundant reserves of cheaper subbituminous coal and lignite into K-Fuel product. We are also exploring the potential for the construction of K-Fuel plants at power generating facilities. We have substantially completed our K-Fuel plant in the Powder River Basin, and have signed agreements for the development of future K-Fuel plants also located in the Powder River Basin. We have also signed a memorandum of understanding with a coal producer to access their mine site location in Louisiana to determine the viability of a K-Fuel plant at that location. We will continue to pursue increased production through investigation of potential sites for the construction of new facilities, both within the Powder River Basin and throughout other coal-producing regions of the United States.

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  Continue to Pursue Vertical Integration through Acquisitions and Joint Ventures. We believe we are well-positioned to pursue selected acquisitions and attract industry joint venture partners to continue our vertical integration strategy. In 2005, we acquired a research and engineering firm focused on thermal process engineering, including the upgrading and processing of coal. Further, we have entered into a non-binding letter of intent with the parent company of Buckeye Industrial Mining Co. to purchase all of the outstanding stock of Buckeye, which would provide us with established markets, infrastructure, blending facilities, coal supply, and operating cash flow. We expect to pursue additional acquisitions of companies with coal resources and businesses complementary to our business model and strategy.

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  Enter into Licensing Agreements. We plan to develop and operate K-Fuel production plants domestically and internationally through licensing our K-Fuel technology to third parties. We believe that there are a number of opportunities to license our technology to operators in other regions that have access to deep water ports and high moisture, low-Btu coal supplies.

Competitive Strengths

        As a result of the following strengths, we believe we are well positioned to execute our business strategy:

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  Technical Expertise. Our strategic alliance with Sasol-Lurgi Technology Company has brought over 70 years of experience in designing and building coal processing plants for the implementation of the K-Fuel process. In addition to our strategic alliance, we acquired a research and engineering firm focused on thermal process engineering, including the upgrading and processing of coal.

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  Proprietary Process. Our proprietary commercial beneficiation process affords a number of advantages over competing technologies such as gasification and liquefaction. The K-Fuel process incorporates proven Sasol-Lurgi commercial equipment, which has been utilized in similar applications throughout the world.

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  Favorable Price Differentials and Tax Credits. We have uniquely positioned ourself in the energy market to capture the price differential between high and low-Btu coals. In addition, we believe IRS Section 45 clean coal production tax credits are available for coal processed in facilities placed in service prior to January 1, 2009.

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  Lower Emissions and Environmental Benefits. In addition to the economic advantages associated with capturing the price differential between high- and low-Btu coals, the K-Fuel process removes a significant amount of impurities from the low-Btu coals, assisting the power generating industry in complying with increasingly stringent air emission standards and environmental regulations. Power generating facilities burning K-Fuel should realize lower emissions, and, therefore, experience significant savings as a result of not having to purchase sulfur dioxide, nitrogen oxide and mercury credits.

Recent Developments

Estimated Fourth Quarter Net Loss

        For the first nine months of 2005, we incurred a net loss of approximately $11.7 million. At December 31, 2005, we had approximately $29 million in cash and cash equivalents. We estimate that our loss for the fourth quarter of 2005 will be higher than previously reported quarterly losses. This loss is expected to range from $11 to $14 million. The increase in the fourth quarter loss from prior periods primarily relates to an increase in general and administrative expense due to the recording of an expense for additional non-cash equity compensation of approximately $2 to $3 million and a one time expense in connection with the valuation of warrants, granted to Arch Coal, Inc. in connection with a surface access and use agreement, of approximately $6 to $7 million.

Buckeye Letter of Intent

        On January 26, 2006, we entered into a non-binding letter of intent with Keller Group, Inc. to acquire its wholly-owned subsidiary Buckeye Industrial Mining Co. Buckeye's primary business is to mine, process and sell coal to power generating facilities and industrial users. The total purchase price of $37.5 million consists of KFx common stock valued at $2.5 million and $35 million in cash. The consummation of the transaction is subject to the satisfactory completion of due diligence, the negotiation of mutually acceptable definitive agreements, and receipt of necessary consents and third party approvals, among other customary conditions.

        The contemplated acquisition of Buckeye continues our vertical integration strategy. The expected benefits to KFx of the acquisition include providing operating cash flow and acquiring an experienced mining and coal marketing and management team. We believe the acquisition will also add value through access to Buckeye's established markets, infrastructure, and coal reserves.

The Offering

Common Stock Offered by Us	7,000,000 shares
Common Stock to be Outstanding After this Offering	77,510,453 shares
Use of Proceeds
We intend to use the net proceeds from this offering to fund the contemplated acquisition of Buckeye, plant facility construction costs, the purchase of a coal-fired boiler and general corporate purposes. If we are unable to consummate the acquisition of Buckeye, we will use the proceeds to further the development of our K-Fuel plants and for any acquisitions we may identify in the future. See "Use of Proceeds."
Risk Factors
You should carefully read and consider the information set forth in "Risk Factors" beginning on page S-4 of this prospectus supplement, and additional risks described in the documents we incorporate by reference, before investing in our common stock.
American Stock Exchange Symbol	"KFX"

        The number of shares to be outstanding after the offering is based on the number of shares outstanding as of February 2, 2006. Unless we specifically state otherwise, the information contained in this prospectus supplement:

  •
  is based on the assumption that the underwriters will not exercise the over-allotment option granted to them by us; and

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  excludes 20,166,648 shares of common stock reserved for issuance upon the exercise of outstanding warrants and options granted under our equity compensation plans and other agreements.

RISK FACTORS

        Before you invest in our common stock, you should be aware that there are various risks, including those described below, that could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results and financial condition. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement, before you decide whether to purchase shares of our common stock.

Business Risks

We have a history of losses, deficits, and negative operating cash flows and will likely continue to incur losses in the future.

        We expect to incur operating losses and continued negative cash flows from operations for the foreseeable future. We have made, and will continue to make, substantial capital and other expenditures before we will have sufficient operating income and cash flow to recover our investments. We are not able to accurately estimate when, if ever, our operating income will increase sufficiently to cover these investments. Further, we may not achieve or maintain profitability or generate cash from operations in future periods. We anticipate that accounting for non-cash equity compensation will add approximately $9 to $10 million per year in the foreseeable future to our expenses. In the event we should achieve certain performance goals, we would significantly increase these costs. Our working capital (the amount our current assets exceed our current liabilities), accumulated deficit, net loss from continuing operations and cash provided by (used in) operating activities are as follows:

	December 31,			September 30,
	2004	2003	2002	2005
				(unaudited)
	(in thousands)
Working capital	$73,603	$21,204	$(756)	$36,703
Accumulated deficit	(128,557)	(118,002)	(109,719)	(140,282)
Loss from continuing operations	10,555	10,245	18,385	11,725
Cash provided by (used in) operating activities	2,042	(6,941)	(3,993)	(8,284)

We have substantial capital requirements and, as a result, we have been and continue to be dependent on sales of our equity securities to fund our operating costs.

        As a result of negative cash flows from operations, we have been and continue to be dependent on sales of our equity securities (such as this offering) to fund the operating and substantial capital costs associated with our business. Our business strategy may further increase our needs for additional capital. Our success is dependent on our ability to utilize existing resources and to generate sufficient cash flows to meet our obligations on a timely basis, to obtain financing or refinancing as may be required, to attain profitability, or a combination thereof. Depending on our future operations and the conditions of the equity capital markets, we may not be able to continue to raise additional equity capital on terms acceptable to us or at all. A lack of adequate financing may adversely affect our ability to pursue our business strategy, respond to changing business and economic conditions and competitive pressures, absorb negative operating results and fund our continuing operations, capital expenditures or increased working capital requirements.

We have a limited operating history as an energy solutions company, and our business and prospects should be considered in light of the risks and difficulties typically encountered by a company with a limited operating history.

        You should consider our business and prospects in light of the risks and difficulties typically encountered by a company with a limited operating history. The specific risks include whether we will be able to:

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  enter into agreements for the purpose of licensing our K-Fuel technology or building K-Fuel plants;

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  enter into or maintain strategic partnerships with vendors and other parties to maximize our K-Fuel process;

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  raise additional capital;

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  accurately assess potential markets and effectively respond to competitive developments;

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  attract and retain customers for product sales;

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  attract and retain credit-worthy customers;

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  effectively manage expanding operations;

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  successfully market our products;

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  execute our business strategy; and

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  attract and retain key personnel.

        We may not be successful in addressing these and other risks. As a result, our financial condition and results of operations may be adversely affected.

Technical and operational problems may adversely impact our ability to operate or develop K-Fuel facilities, resulting in delays in the production of our K-Fuel products.

        Problems we may encounter in current and future plants include:

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  construction problems including cost overruns, delays, damage, technical issues, availability of raw material, availability of workers or contractors and weather;

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  unforeseen problems in the commissioning or operation of our current or future plants; and

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  products produced may not meet our specifications or customer requirements.

        Our ability to effectively operate and develop K-Fuel facilities may be harmed to the extent these and other technical or operational problems materialize.

Any negative results from the continuing evaluation of K-Fuel produced at our Fort Union site or future plant sites by us or third parties could have a material adverse effect on the marketability of K-Fuel and our future prospects.

        We and certain third parties are continuing to evaluate K-Fuel produced at test runs conducted at our Fort Union site. There can be no assurance that this evaluation will not result in negative findings concerning the moisture content, heat value, emission-levels, burn qualities or other aspects of our K-Fuel product. Furthermore, even should this initial evaluation indicate that our K-Fuel product performs to design specifications, there can be no assurance that later tests will confirm these preliminary results or that our K-Fuel product will be readily accepted by the market. The process of introducing K-Fuel into the market may be further delayed if these test results are negative or if potential customers conduct their own tests of the K-Fuel product to determine whether it meets their individual requirements. If this continuing process of evaluation and market introduction results in negative findings concerning the K-Fuel process, this could have a material adverse effect on the marketability of K-Fuel and on our financial condition, results of operations and future prospects.

Due to the uncertain market for, and commercial acceptance of, our K-Fuel products, we may not be able to realize significant revenues from the sale of K-Fuel products.

        While we believe that a commercial market will develop both domestically and internationally for cleaner coal products such as K-Fuel, we will face the following risks due to the developing market for our cleaner coal technology:

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  limited pricing information;

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  changes in the price differential between low- and high-Btu coal;

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  unknown costs and methods of transportation for bringing K-Fuel to the market;

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  alternative fuel supplies available at a lower price;

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  available emissions reducing equipment and other technologies;

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  the market viability of K-Fuel; and

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  sufficient market interest for us to continue in business.

        If we are unable to develop markets for our K-Fuel products, our ability to generate revenues and profits may be negatively impacted.

If we are unable to construct and operate commercial K-Fuel production plants profitably, our ability to generate revenue from this process will be impaired.

        The commercial production of our K-Fuel product is relatively new and untested. Our future success depends on our ability to successfully operate our existing commercial K-Fuel production plant at a profit, as well as to locate, develop and construct future commercial K-Fuel production plants at a profit. A number of different variables, risks and uncertainties affect our successful construction of future K-Fuel production plants and our ability to operate such plants at a profit including:

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  the complex, lengthy and costly regulatory permit and approval process;

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  local opposition to development of projects, which can increase cost and delay timelines;

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  increases in construction costs such as contractors, workers and raw materials;

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  high transportation costs and availability of transportation;

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  the possible future price increase of low-Btu coal, which could make the production of K-Fuel unprofitable; and

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  expenditures related to researching and investigating future K-Fuel production sites, which we may not be able to recover.

        If we are unable to successfully address these risks, our results from operations and financial condition may be adversely affected.

Competition from other companies in the clean coal and alternative fuel technology industries could adversely affect our market share.

        Competition in the clean coal, alternative fuel and emission-reducing equipment industries could impact our ability to generate revenue from our K-Fuel process. Many of these companies in the clean coal, alternative fuel technology and emission-reducing equipment industries have financial resources greater than ours. Due to these competitive advantages, our competition may be able to offer products more competitively priced and more widely available than ours. These companies may also have the resources to create new technologies and products that could make our process and products obsolete. KFx's future revenues may depend on our ability to address competition in these industries.

Deregulation in the United States power generating industry may result in increased competition, which could result in lower margins for our products.

        We expect that deregulation in the United States power generating industry will result in utilities and other power generating facilities placing a high emphasis on reducing costs in their operations. This situation may, in turn, result in increased competition from other producers of energy-efficient coal products, other clean fuel sources, and other products, services and technologies designed to provide environmental and operating cost benefits similar to those which we believe are available from our K-Fuel products.

Regulation of the K-Fuel process and K-Fuel products may adversely affect our financial condition and results of operations.

        Our products will be subject to federal, local, and foreign laws and regulations. In addition, as products are introduced into the market commercially, governments may impose new regulations. Any regulation of our products, whether at the federal, state, local or foreign level, including any regulations relating to the development or sale of our products, may increase our costs and the price of our products. If the cost of compliance with applicable laws and regulations increases past that forecasted, our ability to profitably market and sell K-Fuel products may be jeopardized.

Compliance with environmental laws and regulations may increase our costs and reduce our revenues.

        Our operations are subject to stringent and complex federal, state and local environmental laws and regulations. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products into the environment.

        As we have acquired and may continue to acquire businesses with active or inactive coal mining operations, such as Landrica Development Company and our pending purchase of Buckeye Industrial Mining Co., we have become and will become increasingly affected by federal, state and local laws and regulations affecting the coal mining industry, including laws and regulations pertaining to employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. The costs, liabilities and requirements associated with these regulations can be costly and time-consuming, and could potentially affect our cash flow and profitability.

Future changes in the law may adversely affect our ability to sell our products and services.

        A significant factor in expanding the potential U.S. market for K-Fuel is the numerous federal and state environmental regulations, which provide various air emission requirements for power generating facilities and industrial coal users. We believe that the use of clean-burning fuel technologies, like K-Fuel, helps utility companies comply with the air emission regulations and limitations. We are unable to predict future regulatory changes and their impact on the demand for our products. While more stringent laws and regulations, including mercury emission standards, limits on sulfur dioxide emissions and nitrogen oxide emissions, may increase demand for our products, such regulations may result in reduced coal use and reliance on alternative fuel sources. Similarly, amendments to the numerous federal and state environmental regulations that relax emission limitations would have a material adverse effect on our prospects.

Our inability to adequately protect and defend our proprietary process could harm our business, increase our costs and decrease the sales volume of our products and services.

        Our success depends upon our proprietary process. We rely on a combination of patent, copyright, trademark and trade secret rights to establish and protect our proprietary rights. We currently have a series of patents and patent applications on our K-Fuel process. However, competitors may successfully challenge the validity or scope of one or more of our patents or any future patents. These patents alone may not provide us with any significant competitive advantage.

        Further, our current patent protection does not cover what we believe are certain unique aspects of our K-Fuel process, as it is currently conducted, and we were recently notified by the United States Patent and Trademark Office that a patent application that we filed with them in 2004 to cover these unique aspects of our processes has been finally rejected. Although we have filed an amendment after final rejection and a continuation application to address the examiner's comments and believe that the amended application and continuation application may be approved either as initially filed or as subsequently amended, there can be no assurance that we will be able to obtain patent protection in the United States or abroad to protect these or any other aspects of our intellectual property, or that, in the absence of any such patent protection, that the combination of additional methods that we currently employ to maintain the confidentiality of our processes will adequately safeguard our proprietary processes and information. If our intellectual property is not adequately protected, this may have a material adverse impact on our financial condition, results of operations and future prospects.

        Third parties could copy or otherwise obtain and use our technology without authorization or develop similar technology independently. The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our solutions or design around any patents or other intellectual property rights we hold.

        Any actions taken by us to enforce our patents or other property rights could result in significant expense as well as the diversion of management time and resources. In addition, detecting infringement and misappropriation of patents or intellectual property can be difficult, and there can be no assurance that we would detect any infringement or misappropriation of our proprietary rights. Even if we are able to detect infringement or misappropriation of our proprietary rights, litigation to enforce our rights could cause us to divert significant financial and human resources from our business operations, and may not ultimately be successful. If we are required to divert significant resources and time to the enforcement of our proprietary rights, even if the enforcement is successful, our business could be materially adversely affected.

Our success will depend on our ability to operate without infringing on or misappropriating the proprietary rights of others.

        We may be sued for infringing or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

        If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products or processes, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license might not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business.

We rely on key personnel and if we are unable to retain or attract qualified personnel, we may not be able to execute our business plan.

        Our success is currently dependent on the performance of a small group of senior managers and key technical personnel. In addition, our business strategy will require us to attract and retain a substantially greater number of qualified personnel. The inability to retain key managerial and technical personnel or attract and retain additional highly qualified managerial or technical personnel in the future could harm our business or financial condition.

Any overseas development of our businesses is subject to international risks, which could adversely affect our ability to license, construct or operate profitable overseas plants.

        We believe a portion of the growth opportunity for our business lies outside the United States. Doing business in foreign countries may expose us to many risks that are not present in the U.S. We lack significant experience dealing with such risks, including political, military, privatization, technology piracy, currency exchange and repatriation risks, and higher credit risks associated with customers. In addition, it may be more difficult for us to enforce legal obligations in foreign countries, and we may be at a disadvantage in any legal proceeding within the local jurisdiction. Local laws may also limit our ability to hold a majority interest in the projects that we develop.

Our acquisition activities may not be successful.

        As part of our business strategy, we may make acquisitions of businesses and properties. However, suitable acquisition candidates may not be available on terms and conditions we find acceptable. Further, acquisitions pose substantial risks to our financial condition and results of operations. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Even if future acquisitions are completed, the following are some of the risks associated with acquisitions:

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  the acquired businesses or properties may not produce revenues, earnings or cash flow at anticipated levels;

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  we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;

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  acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

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  we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our stockholders; and

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  we may incur additional debt related to future acquisitions.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on the market's perception of our business and our ability to raise capital.

        We have documented and tested our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. While we continue to dedicate resources and management time to ensuring that we have effective controls over financial reporting, failure to achieve and maintain an effective internal control environment could have a material adverse effect on the market's perception of our business and our ability to raise capital.

Risks Relating To This Offering and Our Common Stock

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

        The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. For example, since the beginning of the fourth quarter of 2004, our stock price has appreciated approximately 150%. Our current market price and valuation may not be sustainable. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how they use them.

        Our management has significant flexibility in applying the net proceeds we receive in this offering. We intend to use approximately $35 million of the net proceeds to fund the acquisition of Buckeye. After funding the acquisition, we anticipate that we will have a significant portion of net proceeds remaining to be applied to general corporate purposes, including K-Fuel plant facility construction costs and the purchase of a coal-fired boiler. We will have considerable discretion in the application of the remaining net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the remaining net proceeds are being used appropriately.

We may not be able to complete our proposed acquisition of Buckeye.

        The completion of our proposed acquisition of Buckeye is subject to various conditions, including the execution of definitive agreements. If any of these conditions are not satisfied or waived, we may be unable to complete the acquisition. In the event the acquisition is not completed, we would have an additional $35 million of net proceeds from this offering that would be utilized by our management in its discretion.

Provisions in our articles of incorporation, bylaws and Delaware law may make it more difficult to effect a change in control, which could adversely affect the price of our common stock.

        Provisions of our articles of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock and potentially prevent the payment of a premium to stockholders in an acquisition.

        Our articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control. These provisions include:

  •
  giving the board the exclusive right to fill all board vacancies;

  •
  providing that special meetings of stockholders may be called by the president, chairman of the board or by the board, and shall be called by the president, chairman or secretary after receipt of a written request signed by holders of at least 10% of the outstanding shares;

  •
  a classified board of directors; and

  •
  permitting removal of directors only for cause and with a majority vote of the stockholders.

        These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, and may limit the price that investors are willing to pay in the future for shares of our common stock.

        We are also subject to provisions of the Delaware General Corporation Law that prohibit business combinations with persons owning 15% or more of the voting shares of a corporation's outstanding stock for three years following the date that person became an interested stockholder, unless the combination is approved by the board of directors prior to the person owning 15% or more of the stock, after which the business combination would be subject to special stockholder approval requirements. This provision could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or may otherwise discourage a potential acquiror from attempting to obtain control from us, which in turn could have a material adverse effect on the market price of our common stock.

A substantial number of shares we have issued in exempt transactions are, or are being made, available for sale on the open market, and the resale of these securities might adversely affect our stock price.

        We have on file with the SEC effective registration statements for a substantial number of shares for resale. The selling stockholders under our effective registration statements will be permitted to sell their registered shares in the open market from time to time without advance notice to us or to the market and without limitations on volume.

        The sale of a substantial number of shares of our common stock under our registration statements, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

        We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial conditions, current and anticipated cash needs and plans for expansion.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $125.5 million, or approximately $144.4 million if the underwriters exercise their over-allotment option in full, based on the public offering price of $18.75 per share.

        We intend to use approximately $35 million of the net proceeds from this offering to fund the contemplated acquisition of Buckeye. For more information regarding our contemplated acquisition of Buckeye, see "Prospectus Supplement Summary—Recent Developments." We anticipate using the remaining net proceeds from this offering, together with our other available cash, to fund our plant facility construction costs, for the purchase of a coal-fired boiler and for other general corporate purposes. If we are unable to consummate the acquisition of Buckeye, we will use the proceeds to further the development of our K-Fuel plants and for any acquisitions we may identify in the future.

        The foregoing discussion represents our best estimate of the allocation of the net proceeds of the offering based upon our current plans. Actual expenditures may vary from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes.

CAPITALIZATION

        The following table sets forth, as of September 30, 2005, a summary of our capitalization, both on an actual basis and on an as adjusted basis, to give effect to this offering at a public offering price of $18.75 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, and the application of the net proceeds from this offering.

	As of September 30, 2005
	Actual	As adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents(1)	$46,669	$172,169

Stockholders equity:
Preferred stock, $.001 par value, 20,000 shares authorized; none issued	—
Common stock, $.001 par value, 120,000 shares authorized; 67,258 and 74,258 shares issued and outstanding, respectively(2)	67	74
Additional paid in capital	232,428	357,921
Accumulated deficit	(140,282)	(140,282)

Total stockholder equity	92,213	217,713

Total capitalization	$92,213	$217,713

(1)
At December 31, 2005, we had approximately $29 million in cash and cash equivalents. The reduction in cash and cash equivalents from September 30, 2005 is a result of our continued operations, including construction costs incurred in connection with our 750,000-ton K-Fuel plant in Wyoming's Powder River Basin.

(2)
This table does not reflect:

•
930,790 shares of common stock that have been issued as of February 2, 2006 pursuant to the exercise of options and warrants;

•
4,364,100 shares of common stock that may be issued upon the exercise of options outstanding at the time of this offering at a weighted average exercise price of $10.35 per share;

•
15,802,548 shares of common stock that may be issued upon the exercise of warrants outstanding at the time of this offering at a weighted average exercise price of $6.14 per share; and

•
2,000,000 shares of restricted stock that was granted to senior management and will vest upon the satisfaction of certain performance criteria.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the American Stock Exchange under the symbol "KFX." The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the American Stock Exchange:

	Common Stock Price
Quarter ended:
	High	Low
2006
March 31, 2006 (through February 2, 2006)	$20.84	$16.56
2005
December 31, 2005	$17.50	$12.41
September 30, 2005	18.48	13.98
June 30, 2005	14.90	10.32
March 31, 2005	18.00	12.24
2004
December 31, 2004	$15.94	$6.91
September 30, 2004	9.61	6.24
June 30, 2004	11.05	7.04
March 31, 2004	10.58	7.36

        On February 2, 2006, the closing sales price of our common stock as reported on the American Stock Exchange was $19.10 per share.

        On February 2, 2006, the approximate number of holders of record of our common stock was 230.

DIVIDEND POLICY

        We have never paid cash dividends and do not anticipate paying dividends in the foreseeable future. We expect that we will retain all available earnings generated by our operations for the development and growth of our business. Any future determination as to payment of dividends will be made at the discretion of our board of directors and will depend on our operating results, financial condition, capital requirements, general business conditions and such other factors as the board of directors deems relevant.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement between us and Jefferies & Company, Inc., as representative of the several underwriters, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each named underwriter, the number of shares of common stock set forth opposite its name in the following table.

Underwriter	Number of Shares
Jefferies & Company, Inc.	5,250,000
Johnson Rice & Co.	875,000
Hibernia Southcoast Capital	875,000

Total	7,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered by us are subject to the satisfaction of some conditions. The underwriters are obligated to purchase all of the shares offered, if any of the shares are purchased, other than the shares covered by the over-allotment option described below. The underwriting agreement also provides that, in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus supplement and to some dealers at that price less a concession not in excess of $0.45 per share. The underwriters may allow, and those dealers may reallow, a discount not in excess of $0.15 per share to other dealers. After this offering, the public offering price, the concession to selected dealers and reallowance to other dealers may be changed by the underwriters.

        We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to 1,050,000 additional shares at the public offering price less the underwriting discount set forth on the cover of this prospectus supplement. The underwriters may exercise this option solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,050,000 additional shares.

	Per Share	Total Without Exercise of Option	Total With Full Exercise of Option
Public offering price	$18.75	$131,250,000	$150,937,500
Underwriting discounts and commissions payable by us	$0.75	$5,250,000	$6,037,500
Proceeds to us before expenses	$18.00	$126,000,000	$144,900,000

        We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts and commissions, will be approximately $500,000.

        This offering of our common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of the shares of our common stock in whole or in part.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

        We, our officers and our directors have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of our common stock either owned as of the date of this prospectus supplement or thereafter acquired without the prior written consent of Jefferies & Company, Inc. However, Jefferies & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period. The period of such extension will be 18-days, beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We have been advised by the representative of the underwriters that, in accordance with Regulation M, some persons participating in this offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market.

        A "syndicate covering transaction" is a bid for or the purchase of shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with this offering. The underwriters may create a short position by making short sales of our shares and may purchase shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales can either be "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in this offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or "cover" that short position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in "syndicate covering transactions." The underwriters must close out any naked short position by purchasing shares in the open market. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares through the over-allotment option.

        A "stabilizing bid" is a bid for the purchase of shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A "penalty bid" is an arrangement that permits the representative to reclaim the selling concession from an underwriter or syndicate member when shares sold by such underwriter or syndicate member are purchased by the representative in a stabilizing or syndicate covering transaction and, therefore, have not been effectively placed by the underwriter or syndicate member.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the market price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be conducted on the American Stock Exchange or otherwise.

        In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on the American Stock Exchange in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of KFx Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, and have been so incorporated in reliance upon those reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC's Public Reference Room 100 F. Street, N.E. Washington, D.C. 20549
On-line information, free of charge	SEC's Internet website at www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus supplement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.kfx.com, under "Investor Info—Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

KFx Inc.
55 Madison Street, Suite 500
Denver, Colorado 80206
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: www.kfx.com

Information contained on our internet website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by other information that is included or incorporated by reference into this document.

        This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 0-23634). These documents contain important information about us:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

  •
  Our Definitive Proxy Statement and Revised Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on April 29, 2005;

  •
  The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on July 11, 1994; and

  •
  Our Current Reports on Form 8-K filed with the SEC on January 12, 2005, January 21, 2005, February 7, 2005, February 22, 2005, March 15, 2005, April 14, 2005, October 4, 2005, October 11, 2005, October 13, 2005, October 25, 2005, December 22, 2005, January 31, 2006, February 1, 2006 and February 3, 2006 and our Current Reports on Form 8-K/A filed with the SEC on February 22, 2005 and October 12, 2005.

        We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus supplement is a part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

        For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

PROSPECTUS

KFx Inc.

Common Stock

        We and/or certain selling stockholders may offer and sell shares of our common stock from time to time using this prospectus, in amounts, at prices and on terms that will be determined at the time of any such offering. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our common stock. This prospectus may not be used to consummate a sale of common stock unless accompanied by the applicable prospectus supplement.

        We and/or certain selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds of any sale by any selling stockholder unless otherwise indicated in any applicable prospectus supplement. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Our common stock is listed on the American Stock Exchange under the symbol "KFX."

        Investing in our common stock involves a high degree of risk. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 1, 2006.

Cautionary Statement about Forward-Looking Statements
About this Prospectus
Available Information
Incorporation of Certain Documents by Reference
About KFx Inc.
Use of Proceeds
Risk Factors
Description of Capital Stock
Legal Matters
Experts

        You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. If the description of the offering varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement is accurate only as of the date on the front cover of this prospectus, any accompanying prospectus supplement or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

        We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  general economic and industry conditions;

  •
  our history of losses, deficits and negative operating cash flows;

  •
  our substantial capital requirements and dependence on the sale of our equity securities to provide capital to fund our operations;

  •
  our limited operating history;

  •
  technical and operational problems at K-Fuel facilities;

  •
  uncertain market for our K-Fuel products;

  •
  industry competition;

  •
  environmental and government regulation;

  •
  protection and defense of our intellectual property rights;

  •
  reliance on, and the ability to attract, key personnel;

  •
  inability to implement our acquisition strategy; and

  •
  other factors including those discussed in "Risk Factors" in this prospectus, any applicable prospectus supplement and our incorporated documents.

        You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we and/or certain selling stockholders may, from time to time, offer and/or sell our common stock in one or more offerings or resales. Each time common stock is offered, we or the selling stockholders, as applicable, will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Incorporation of Certain Documents by Reference."

        References in this prospectus to "KFx," "we," "us," and "our" are to KFx Inc. and its subsidiaries. The term "you" refers to a prospective investor.

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC's Public Reference Room 100 F Street, N.E. Washington, D.C. 20549
On-line information, free of charge	SEC's Internet website at www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.kfx.com, under "Investor Info—Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

KFx Inc.
55 Madison Street, Suite 500
Denver, Colorado 80206
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: www.kfx.com

Information contained on our internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 0-23634). These documents contain important information about us:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

  •
  Our Definitive Proxy Statement and Revised Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on April 29, 2005;

  •
  The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on July 11, 1994; and

  •
  Our Current Reports on Form 8-K filed with the SEC on January 12, 2005, January 21, 2005, February 7, 2005, February 22, 2005, March 15, 2005, April 14, 2005, October 4, 2005, October 11, 2005, October 13, 2005, October 25, 2005, December 22, 2005 and January 31, 2006 and our Current Reports on Form 8-K/A filed with the SEC on February 22, 2005 and October 12, 2005.

        We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

        For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

ABOUT KFX INC.

        KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-Fuel process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-Fuel process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

        Throughout the United States and internationally, there are abundant reserves of high moisture, low-Btu coals with heat values of less than 9,000 Btus. However, many coal-fired, power generating facilities burn coal that is 11,000 Btus or greater. The K-Fuel process applies heat and pressure to coal with a high water percentage to reduce moisture from approximately 30% in the low-Btu coal to 8% to 12% in the K-Fuel. As a result, the heat value is boosted by 30% to 40%, resulting in its availability for economical use in power generating facilities. Further, the K-Fuel process removes a significant amount of impurities from the low-Btu coal allowing for the power generating industry to comply with increasingly stringent air emission standards and environmental regulations.

        We have substantially completed the construction of our 750,000-ton per year K-Fuel plant and mine project in Wyoming's Powder River Basin, which is our first commercial plant implementing the K-Fuel process. In December 2005, we completed our first two production runs using feedstock coal with less than 8,000 Btus at the 750,000-ton plant. The initial production runs resulted in coal that is approximately 11,000 Btus, with a moisture content of between 8% and 12%, meeting our desired specifications for K-Fuel product. Further, the initial product showed a reduction in mercury of approximately 70% from the feedstock coal.

        We are a party to royalty agreements and license fee agreements whereby KFx and Edward Koppelman, the inventor of the K-Fuel process, are entitled to receive royalty and license fee revenue from each KFx-owned plant and plants owned by third parties who are licensees of the K-Fuel process. For each commercial K-Fuel plant constructed, the plant owner is generally required to pay a royalty of 3% of the selling price per ton of K-Fuel produced and a license fee of $3 per ton of K-Fuel produced based on the annual design capacity of each plant. Mr. Koppelman is entitled to 25% of the royalties and license fees generated at each plant. KFx is entitled to the remaining 75% of royalties and license fees. The royalty to Mr. Koppelman will cease when the cumulative payments to him reach the sum of approximately $75.7 million. Mr. Koppelman passed away in October 1997 and all his rights as discussed above are held by his estate. In his will, Mr. Koppelman bequeathed 50% of his net royalty stream to Theodore Venners, our Chairman and Chief Technology Officer.

        KFx Inc., formed in 1984, is a Delaware corporation and our principal executive offices are located at 55 Madison Street, Suite 500, Denver, Colorado 80206, and our telephone number is (303) 293-2992.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the common stock as set forth in the applicable prospectus supplement. We will not receive any proceeds from any sales by selling stockholders unless otherwise indicated in the applicable prospectus supplement.

RISK FACTORS

        Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. See "Cautionary Statement about Forward-Looking Statements."

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our certificate of incorporation and bylaws as each is in effect as of the date of this prospectus. We refer you to our certificate of incorporation and bylaws, copies of which are incorporated by reference into the registration statement of which this prospectus forms a part.

Authorized Capitalization

        Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, of which 70,505,453 shares were issued and outstanding as of January 30, 2006, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding.

Common Stock

        When issued, the shares of common stock will be fully paid and nonassessable. The common stock is not entitled to any sinking fund, redemption or conversion provisions. The common stock is currently listed on the American Stock Exchange. The transfer agent and registrar for the common stock is Interwest Stock Transfer Agency.

Voting Rights

        Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

Dividends and Other Rights

        Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds.

Rights Upon Liquidation

        If we liquidate, dissolve or wind up our business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred stockholders.

Anti-Takeover Matters

        Various provisions of the Delaware General Corporate Law and our certificate of incorporation and bylaws may make more difficult the acquisition of control of KFx.

Charter and Bylaw Provisions

        We currently have the following provisions in our certificate of incorporation and bylaws that could be considered to be "anti-takeover" provisions:

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  Article 6 in our certificate of incorporation and Section 3 of our bylaws provide for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

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  Article 6 in our certificate of incorporation and Section 4 of our bylaws provide that directors cannot be removed except for cause and by the affirmative vote of a majority of the then-outstanding shares of all classes and series of stock entitled to vote in the election of directors;

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  Article 3 in our certificate of incorporation authorizes the board to issue up to 20,000,000 shares of preferred stock without stockholder approval; and

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  Section 2 of our bylaws provides that the number of directors may be reduced or increased by action of a majority of the board, but no decrease may shorten the term of an incumbent director.

Business Combinations under Delaware Law

        We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

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  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

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  on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

        A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

        Our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, $0.001 par value, in one or more series and has the authority to fix the voting, conversion, dividend, redemption, liquidation and other rights, preferences, privileges and qualifications of the preferred stock, all without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, and adversely affect the rights and powers, including voting rights, of such holders. No shares of preferred stock are currently outstanding. When issued, shares of preferred stock will be fully paid and nonassessable.

        Although we have no present intention to issue shares of preferred stock, the issuance of shares of the preferred stock could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

LEGAL MATTERS

        In connection with particular offerings of shares of common stock in the future, and if stated in the applicable prospectus supplement, the validity of the shares of common stock may be passed upon for us by Berenbaum, Weinshienk & Eason, P.C., Denver, Colorado, and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of KFx Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference in this prospectus and registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, and have been so incorporated in reliance upon those reports of such firm given upon their authority as experts in accounting and auditing.

7,000,000 Shares

KFx Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Jefferies
 Sole Book-Running Manager

Hibernia Southcoast Capital	Johnson Rice & Company, L.L.C.

February 3, 2006